Exhibit 10.2

SEPARATION AGREEMENT
AND GENERAL RELEASE OF ALL CLAIMS
This Separation Agreement and General Release of All Claims (the “Agreement”) is entered into and effective as of July 14, 2020, subject to the terms and conditions set forth herein, by and between Cheryl Miller (“Executive”) and AutoNation, Inc. (“AutoNation” or “Company”) relating to Executive’s employment with and separation from the Company.

1.
Separation Date and Terms. As of July 14, 2020, by mutual agreement with the Company, Executive resigned as an employee of the Company and resigned from the Board of Directors of the Company (the “Separation Date”), at which time any and all other positions with the Company that Executive held terminated (including, but not limited to, as an officer or director of any subsidiary of the Company, and being a member on any committees). On the next regularly scheduled payroll date following the Separation Date, the Company will pay to Executive: (a) all wages earned through the Separation Date, and (b) any accrued and unused vacation as of the Separation Date paid in accordance with the applicable Company policy. Except as set forth herein, Executive acknowledges that the Company owes no other wages, commissions, bonuses, vacation pay, sick pay, or benefits to Executive as of the Separation Date. In addition, Executive acknowledges that her Employment Agreement with the Company is terminated effective as of the Separation Date.

2.
Company Consideration. For and in consideration of the promises made by Executive in this Agreement, subject to Executive executing this Agreement as provided in Section 13 below and not revoking this Agreement within the 7-day revocation period provided in this Agreement (the “Effective Date” of this Agreement being the eighth calendar day after the date on which Executive signs this Agreement, provided she does not timely revoke her acceptance of it), and subject to Executive’s compliance with Executive’s restrictive covenant obligations in this Agreement and in any other existing agreements with the Company, AutoNation agrees as follows:

(a)
Severance Payment. To pay Executive severance pay in the total gross amount of Five Million, Four Hundred and Seven Thousand, and Five Hundred Dollars and Zero Cents ($5,407,500.00), less applicable taxes and other withholdings and authorized or required deductions. The severance pay will be disbursed in 48 installments of $112,656.25 (less withholdings and deductions) in accordance with the Company’s normal payroll schedule. Subject to Section 15(l), the first installment will be disbursed on the Company’s first payroll date following the Effective Date. The remaining installments will be disbursed on a consecutive semi-monthly basis following payment of the first installment.

(b)
2020 Pro Rata Bonus Payment. To pay Executive an additional payment equal to the annual bonus that Executive would have been entitled to receive in respect of the 2020 fiscal year, which amount, determined based on the Company’s actual performance for such year relative to the performance goals applicable to Executive, shall be pro-rated for the number of days Executive was employed during the calendar year through the Separation Date and paid in a lump sum at the same time bonuses are paid to other executives of the Company, but in no event later than March 15, 2021 (less withholdings and deductions). The performance pay-out percentage applied to Executive’s target bonus shall be the same as that applied to other executives of the Company.

(c)
COBRA Severance Payment. To pay to Executive an additional severance payment equal to Twenty-One Thousand, One Hundred and Seventy-Seven Dollars, and Zero Cents ($21,177.00), representing the cost of health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA), which amount will be grossed up for taxes, based on current health, dental and vision elections for an eighteen (18) month period. Subject to Section 15(l), this additional severance payment will be disbursed to Executive in one lump-sum no later than the Company’s first payroll administratively feasible following the Effective Date. This additional severance payment will be subject to applicable taxes and withholdings.

(d)
No Entitlement. The payments and benefits provided in this Section 2 are in accordance with the Employment Agreement and AutoNation shall not be obligated to provide any additional consideration other than the consideration discussed in this Section 2. The benefits provided to Executive by AutoNation pursuant to this Section 2 represent benefits that Executive would not be entitled to absent this Agreement (other than COBRA at Executive’s own expense).

3.
Other Benefits. Executive must elect to receive COBRA if Executive wants continuation coverage under the Company’s group health benefits programs. Executive’s right to COBRA and the time for electing COBRA and making the required COBRA payments will be explained in a separate COBRA notice package, which will be provided to Executive within the timeframe required by applicable law. As of the Separation Date, other than the benefits set forth in Sections 2 and 3 of this Agreement, Executive is no longer eligible to participate in any other benefit programs offered by the Company, including, but not limited to, vacation and the 401(k) plan. If Executive participated in the AutoNation Deferred Compensation Plan, Executive will be entitled to a payout of Executive’s account balances in such plan in accordance with Executive’s election and the terms of the plan. The Company shall provide Executive with any and all reasonably available documents relative to Executive’s accrued benefits upon written request by Executive. Additionally, the Company (or an authorized representative thereof) shall execute any and all necessary documents to effectuate, or enable the Executive to effectuate, any “roll over” or transfer of accrued benefits in accordance with applicable law.

4.	Equity Awards.

(a)	Executive will receive no further equity awards after the Separation Date.

(b)
Executive’s equity awards, other than the 2019 RSUs (as defined below), including restricted stock units and performance-based restricted stock units, will cease vesting as of the Separation Date, and all of such unvested equity awards, including restricted stock units and performance-based restricted stock units, will terminate and be forfeited as of the Separation Date in accordance with the terms of such awards. Each vested stock option held by Executive as of the Separation Date shall continue to be treated in accordance with the terms of such awards.

(c)
Subject to the occurrence of the Effective Date as defined in Section 2 above, solely with respect to 26,512 time-based restricted stock units granted on March 1, 2019 and the award of 43,586 time-based restricted stock units granted on August 1, 2019 (collectively, the “2019 RSUs”), Executive shall be treated as “retirement” eligible as of the Separation Date and, subject to Executive’s compliance at all times with the covenants set forth in Sections 6, 7, 9 and 10 below, AutoNation will deliver the shares of AutoNation common stock under the 2019 RSUs in the amount and on the schedule set forth below:

Vesting/Delivery Date	Amount
August 1, 2020	10,896 shares
March 1, 2021	19,734 shares
March 1, 2022	19,733 shares
March 1, 2023	19,735 shares

5.
Cooperation. Executive agrees to make herself available to the Company and its officers, if necessary, for consultation on a reasonable basis from time to time as to any matters on which Executive worked while an employee of the Company. The Company acknowledges that Executive may have other full-time employment and the Company agrees that it will use its reasonable efforts to minimize the amount of time that any such consultation shall require of Executive. Executive further agrees not to testify for, appear on behalf of, or otherwise assist in any way any individual, company, or agency in any claim against the Company or Released Parties (as defined in Section 12 below) by private third parties, unless and only pursuant to a lawful subpoena issued to Executive. Except as provided in Section 11, Executive also agrees to promptly notify the Company or other Released Party, as applicable, upon receipt of any notice or contact (including whether written or oral, and including any subpoena or deposition notice) requesting or compelling information or Executive’s testimony or requesting documents related to matters which Executive worked on while an employee of the Company, and Executive agrees to coordinate with the Company or other Released Party in any response thereto.

6.
Confidential Information. Executive agrees that the records, information, files, lists, operations data, and other materials of the Company and Released Parties that Executive created, used, or had access to during her employment with the Company belong exclusively to the Company and/or Released Parties and are confidential. Executive further agrees that information or records relating to her employment with the Company, including any circumstances surrounding her separation, any interactions with any Released Party, and, except as otherwise provided in this Agreement, any claims Executive may have had against the Company or Released Parties, are confidential. Executive further agrees that information about the Company’s customers or other organizations with which it does business is the exclusive property of the Company and is also confidential. Executive shall not use or disclose any such confidential information, for the benefit of herself or another, and shall treat such information as confidential, unless Executive has specific prior written authorization from the Company to use or disclose it. Executive represents she has not alleged, and warrants she does not have, any claims covered by, or included within the meaning of, Section 162(q) of the Internal Revenue Code, and acknowledges any confidentiality or nondisclosure provision in this Agreement would not apply to any such claims.

7.
Compliance with Other Agreements. Executive acknowledges and agrees that she has complied and shall continue to comply with the terms of all other agreements between Executive and the Company, as modified or amended, including, but not limited to, Sections 3 and 4 of the Employment Agreement and any confidentiality agreement, non-compete agreement and/or restrictive covenants agreement.

8.
Return of Company Property. Executive agrees to return all property belonging to the Company in her possession or under her control (including, without limitation, company identification card, laptop computer or tablet, executive demonstrator vehicle, confidential information, etc.) no later than the Separation Date. Executive also understands and agrees that, effective as of the Separation Date, Executive is no longer authorized to incur any expenses or obligations or liabilities on behalf of the Company.

9.
Confidentiality. The Executive hereby agrees that, without the prior approval of the Company, she shall not for a period of five (5) years after her employment with the Company: (a) give any interviews or speeches, write any books or articles, make any public statements (whether through the press, at automobile trade conferences or meetings or through similar media), or make any disparaging or negative statements: (i) concerning any confidential or non-public information of or about the Company or any of the Released Parties or, except in a positive manner, concerning the reputation of the Company or the personal or business reputations of the Released Parties, (ii) concerning any matter she has participated in while an employee of the Company, other than in a positive manner and to the extent that it would not involve disclosing any confidential or non-public information, or (iii) in relation to any matter concerning the Company or any of the Released Parties occurring after the Separation Date, other than in a positive manner; or (b) take any action with the intent to impede, disrupt or interfere with the contracts, agreements, understandings, communications or relationships of the Company or Released Parties with any third party. Nothing contained in this paragraph shall be interpreted or construed to prohibit communications which are protected by the National Labor Relations Act.

10.	Non-Solicitation/No-Hire/Non-Competition.

(a)
Executive hereby acknowledges that the Company is as of the date hereof engaged primarily in the sale, leasing, financing and servicing of new and used vehicles, as well as the provision of related services and products, such as the sale of parts and accessories, extended service contracts, aftermarket automotive products and collision repair services (the “Auto Business”). Executive further acknowledges that: (i) the Company may engage in additional related businesses or in separate and distinct businesses from time to time, (ii) the Company currently engages in its businesses by means of traditional retail establishments, the Internet and otherwise and the Company may in the future engage in its businesses by alternative means, and (iii) Executive’s position with the Company is such that she is privy to specific trade secrets, confidential information, confidential business lists, confidential records, customer goodwill, specialized training and employees, any or all of which have great and competitive value to the Company.

(b)
For a period of one (1) year following the Separation Date, Executive shall not, directly or indirectly, anywhere in the United States (or in any other geographic area outside the United States where the Company conducted business at any time during Executive’s employment with the Company):

(i)
participate or engage in or own an interest in, directly or indirectly, any individual proprietorship, partnership, corporation, joint venture, trust or other form of business entity, whether as an individual proprietor, partner, joint venturer, officer, director, member, employee, consultant, independent contractor, stockholder, lender, landlord, finder, agent, broker, trustee, or in any manner whatsoever (except for an ownership interest not exceeding 1% of a publicly-traded entity), if such entity or its affiliates is engaged, directly or indirectly, in the Auto Business or any other business of the type and character engaged in or competitive with any business conducted by the Company at any time during the Executive’s employment by the Company on or after the date hereof;

(ii)
employ, or knowingly permit any company or business directly or indirectly controlled by her to employ, any person who is known by Executive to be, or have been, employed by the Company or any subsidiary or affiliate of the Company at or within the six (6) months prior to the Separation Date, or in any manner seek to induce any such person to leave his or her employment (including, without limitation, for or on behalf of a subsequent employer of the Executive);

(iii)
solicit any customers to patronize any business directly or indirectly in competition with the businesses conducted by the Company or any subsidiary or affiliate of the Company at any time during Executive’s relationship with the Company; or

(iv)
request or advise any customer or vendor of the Company or any subsidiary or affiliate of the Company or its successors to withdraw, curtail or cancel any such customer’s or vendor’s business with any such entity.

(c)
Without limiting the generality of this Agreement, the severance pay and severance benefits set forth in Sections 2 and 3 of this Agreement and the equity vesting/delivery described in Section 4(c) of this Agreement shall immediately cease (provided that Executive shall be entitled to receive and retain one thousand dollars ($1,000) of severance payments and benefits) and not be resumed in the event that Executive (i) is in material breach of the restrictive covenants set forth in this Agreement or in any other restrictive covenant agreement with the Company (collectively, the “Restrictive Covenants”) or (ii) would be in material breach of the Restrictive Covenants had such Restrictive Covenants been in effect through the twenty-four (24)-month period following the Separation Date.

11.
Permitted Disclosures. Pursuant to 18 U.S.C. § 1833(b), Executive will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret of the Company that (a) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to Executive’s attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney and use the trade secret information in the court proceeding, if Executive (I) files any document containing the trade secret under seal, and (II) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section. Further, nothing in any agreement Executive has with the Company, including any provision herein, shall prohibit or restrict Executive from making any voluntary disclosure of information or documents related to any violation of law to any governmental agency or legislative body, or any self-regulatory organization, in each case, without advance notice to the Company.

12.
Full General Release of Claims. Except as provided in this Section 12, Executive, for herself and for her heirs, successors, assigns, and all other persons claiming through Executive, irrevocably and unconditionally releases and forever discharges the Company, together with each of its past present and future owners, parents, subsidiaries and affiliates, and all of their predecessors, successors, assigns, officers, directors, members, employees, agents, representatives, and insurers and each of their respective subsidiaries, affiliates, estates, predecessors, successors and assigns (“Released Parties”), from any and all claims, complaints, liabilities, obligations, promises, agreements, damages, causes of action, costs, losses, debts and expenses of every kind, in law or in equity, whether known or unknown, foreseen or unforeseen, from the beginning of time to the date Executive executes this Agreement, as applicable, including any and all claims in connection with Executive’s employment with the Company, including without limitation, those claims arising from or relating to Executive’s Employment Agreement, termination of Executive’s Employment Agreement, and Executive’s separation from the Company. Except as provided in this Section 12, this general release is a full and final bar to any claims Executive may have against the Company, including, without limitation, any claims arising from or relating to:

(a)	Executive’s pay, bonuses, vacation, or any other employee benefits, and other terms and conditions of employment or employment practices of the Company;

(b)	restricted stock units, performance-based restricted stock units or other equity or equity-based awards (except as expressly provided in Section 4 above);

(c)	any claims for punitive, compensatory, and/or retaliatory discharge damages; back and/or front pay claims and fringe benefits; or payment of any attorneys’ fees for Executive;

(d)
the Civil Rights Acts of 1866, 1871, and 1991; Title VII of the Civil Right Act of 1964; 42 U.S.C. §1981; the Worker Adjustment and Retraining Notification Act; the Employee Retirement Income Security Act; the Rehabilitation Act; the Americans with Disabilities Act; the Fair Labor Standards Act; the Equal Pay Act; the Age Discrimination in Employment Act; the Older Worker Benefits Protection Act; the Occupational Safety and Health Act; the Family and Medical Leave Act; the Florida Civil Rights Act of 1922; Florida’s Whistleblowers Act; claims of retaliation under Section 440.205 of the Florida Workers’ Compensation Act (as any of these laws may have been amended); or any other federal, state, or local statute, constitution, ordinance, regulation or the common law; and/or

(e)
to the extent permitted by applicable law, based on any contract, tort, federal, state, or local “whistleblower” or retaliation claims, personal injury, or wrongful discharge theory; provided, however, that nothing in this Section 12 shall be deemed to release or impair (i) any rights under the terms of this Agreement, (ii) any vested rights under Company benefit plans (including the Company's 401(k) savings plan and Deferred Compensation Plan) and any rights under COBRA, (iii) any and all rights to indemnification, advancement or reimbursement of expenses, and insurance coverage available to Executive as an officer, director or employee of the Company or any Company subsidiary (including the Company’s director and officer insurance coverage), including without limitation under the Company’s or any Company subsidiary’s charter and by-laws and under applicable corporate law (including without limitation to the maximum extent permitted under the Delaware General Corporation Law), or (iv) any rights that cannot be waived under applicable law, such as the right to make a claim for unemployment or workers’ compensation benefits.

(f)
Nothing in this Agreement shall be construed to prohibit Executive from filing a charge or complaint with the Securities and Exchange Commission (“SEC”), filing a charge or claim of discrimination with the EEOC or comparable state or local agency, or from communicating or otherwise participating in any investigation or proceeding conducted by any governmental agency.  However, Executive expressly waives and releases any right or claim to monetary damages or any other individual relief or recovery, whether equitable or legal, in any charge filed with the EEOC or comparable state or local agency.  Nothing in this Agreement, however, prohibits Executive from seeking and obtaining payment from the SEC (and not the Company or the Released Parties) pursuant to Section 21(F) of the Securities Exchange Act of 1934, as amended.

(g)
Nothing in this Agreement shall be construed as a release by Executive with respect to her vested stock option awards, which shall be treated in accordance with the terms of such awards or any Company stock that is currently owned or held by Executive.

13.
Attorney Consultation; Time to Consider and Revoke Agreement. Executive is advised to consult with an attorney prior to signing this Agreement and has had an opportunity to do so. Executive has twenty-one (21) calendar days from the date that she receives this Agreement to consider and accept this Agreement by signing and returning this Agreement to the Company. If Executive chooses to enter into this Agreement prior to the expiration of the twenty-one day period, Executive acknowledges she is voluntarily waiving the full twenty-one (21) day review period. Executive further understands that no changes to this Agreement, material or immaterial, will restart the running of the twenty-one (21) day period of time she has to review this Agreement. Executive also acknowledges she has the right to revoke this Agreement within seven (7) calendar days after she signs it. If Executive wants to revoke her acceptance of this Agreement after she signs it, she must do so by delivering a written notice of revocation to the Company c/o Coleman Edmunds, Executive Vice President and General Counsel, before the expiration of this seven (7) day period. This Agreement, therefore, will become effective and enforceable only if the seven (7) day revocation period expires without Executive having revoked her acceptance of it. If Executive does not accept this Agreement as provided herein within the twenty-one (21) day review period, it will be deemed withdrawn by the Company.

14.
Voluntary Action. Executive acknowledges that she has read each section of this Agreement and understands her rights and obligations, and that the Company has advised Executive to consult with an attorney of Executive’s choosing prior to executing this Agreement. Executive understands she is not releasing any claims or rights under that arise after the Effective Date of this Agreement. Executive further acknowledges and agrees that: (a) this Agreement is written in a manner understandable to Executive; (b) this Agreement is granted in exchange for consideration which is in addition to anything of value to which Executive is otherwise entitled; (c) Executive has been given twenty-one (21) calendar days to consider and review this Agreement and seven (7) calendar days to revoke her acceptance of it; (d) Executive has had an opportunity to review this Agreement and, specifically, the release in Section 12 of this Agreement, with an attorney of Executive’s choosing prior to executing this Agreement; (e) Executive may challenge the validity of Executive’s waiver in this Agreement of Executive’s rights under the Age Discrimination in Employment Act and the Older Worker Benefits Protection Act; and (f) Executive’s signature on this Agreement is knowing and voluntary Executive’s non-execution or revocation of this Agreement within the time periods specified herein shall in no way affect Executive’s separation of employment from the Company but in such an event Executive will not be entitled to the severance pay and benefits provided hereunder.

15.	Miscellaneous.

(a)
Entire Agreement. Except as otherwise provided in this Section 15(a), this Agreement contains the entire agreement between Executive and the Company relating to the subject matter hereof, and all prior agreements, negotiations and representations, including the Employment Agreement between AutoNation and Executive dated August 1, 2019 (the “Employment Agreement”), are replaced by this Agreement. Notwithstanding the foregoing, nothing in this Agreement shall limit or modify the rights of the Company or the obligations of Executive contained in any other confidentiality agreement, non-compete agreement and/or restrictive covenants previously signed by Executive, as amended, modified and/or supplemented, as such provisions shall survive the execution of this Agreement and Executive’s separation from the Company. This Agreement may only be changed by a written amendment signed by Executive and the Chief Executive Officer, the General Counsel, or other duly authorized officer of the Company.

(b)
No Admission. The Company and Executive agree that the payments to Executive, and the terms and conditions of said payments by the Company, are not to be construed as an admission of liability by the Company. Executive specifically agrees that the Company’s payments are not intended to be, and will not be offered in evidence or argued in any proceeding as, an admission of liability. The Company specifically disclaims any liability to Executive or to any other person or entity.

(c)
Severability. The invalidity, illegality, or unenforceability of any provision of this Agreement will not affect any other provision of this Agreement, which shall remain in full force and effect. Nor will the invalidity, illegality or unenforceability of a portion of any provision of this Agreement affect the balance of such provision. In the event that any one or more of the provisions contained in this Agreement, or any portion thereof, is held to be invalid, illegal, or unenforceable in any respect, this Agreement shall be reformed, construed, and enforced as if such invalid, illegal, or unenforceable provision had never been contained herein.

(d)	Effect of Waiver. The failure of the Company at any time to require performance of any provision of this Agreement will in no manner affect the right to enforce the same.

(e)
Binding Nature. This Agreement will be binding upon the Company and Executive and will inure to the benefit of any successor or successors of the Company. This Agreement is not assignable by Executive, except in the case of death or permanent and total disability where Executive’s estate or guardian shall be entitled to receive the remainder of the consideration to be paid under this Agreement.

(f)
Exclusive Venue and Jurisdiction. Subject to Section 15(m), any suit, action, or proceeding relating to this Agreement shall be brought in the state courts of Broward County, Florida or in the United States District Court for the Southern District of Florida. The Company and Executive hereby accept the exclusive jurisdiction of those courts for the purpose of any such suit, action, or proceeding.

(g)	Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.

(h)	Headings. The section headings contained in this Agreement are for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(i)
Construction. The Company and Executive have jointly participated in the negotiation of this Agreement. In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if it was drafted jointly by the Company and Executive and no presumptions or burdens of proof shall arise favoring any party by virtue of authorship of this Agreement.

(j)	Notice. Any notice, request, statement, information or other document to be given to either party by the other must be in writing and delivered as follows:

If to the Company: General Counsel AutoNation, Inc. 200 S.W. 1st Avenue - 16th Floor Fort Lauderdale, FL 33301	If to Executive: [address noted on Exhibit A]

Any party may change the address to which notices hereunder are to be sent to it by giving written notice of a change of address.

(k)
Liability for Breach. In the event that either party breaches any of the terms of this Agreement, the non-breaching party may pursue any and all remedies allowable under state and/or federal law. Depending on the interpretation of applicable law, these remedies may include monetary damages, equitable relief, and, in the case of Executive’s breach, recoupment of the severance pay and benefits described in Sections 2, 3 and 4(c) of this Agreement. In the event of Executive’s breach of Section 5 (“Cooperation” provision), Section 6 (“Confidential Information” provision), Section 7 (“Compliance with Other Agreements” provision), Section 8 (“Return of Company Property” provision), Section 9 (“Confidentiality” provision), and/or Section 10 (“Non-Solicitation/No-Hire/Non-Competition” provision), the Company will provide written notice of such breach to Executive. Executive agrees that unless she cures any breach that is curable within 30 days’ of written notice from the Company, she forfeits any severance pay and benefits under this Agreement in excess of one thousand dollars, and, to the extent already paid, she agrees to pay back to the Company any severance pay and benefits she has received under this Agreement in excess of one thousand dollars. The non-breaching party shall be entitled to an award of its reasonable attorney’s fees and costs in any litigation arising out of a breach of the terms of this Agreement.

(l)
Section 409A. The Company and Executive each hereby affirm that it is their mutual view that the provision of payments and benefits described or referenced herein are exempt from or in compliance with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury regulations relating thereto (“Section 409A”) and that each party’s tax reporting shall be completed in a manner consistent with such view. The Company and Executive each agree that upon the Separation Date, Executive will experience a “separation from service” for purposes of Section 409A. Any payments that qualify for the “short-term deferral” exception or another exception under Section 409A shall be paid under the applicable exception. For purposes of the limitations on nonqualified deferred compensation under Section 409A, each payment of compensation under this Agreement shall be treated as a separate payment of compensation. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following the Separation Date separation from service shall instead be paid on the first business day after the date that is six months following the Separation Date (or death, if earlier). Notwithstanding anything to the contrary in this Agreement, all reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (x) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year; (y) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (z) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit. Neither the Company nor its affiliates shall be liable in any manner for any federal, state or local income or excise taxes (including without limitation any taxes under Section 409A), or penalties or interest with respect thereto, as a result of the payment of any compensation or benefits hereunder or the inclusion of any such compensation or benefits or the value thereof in Executive’s income. Executive acknowledges and agrees that the Company shall not be responsible for any additional taxes or penalties resulting from the application of Section 409A.

(m)
Applicable Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Florida, without regard to its choice of law rules. Notwithstanding any other provision of this Agreement, any dispute hereunder shall be resolved pursuant to arbitration in accordance with the most recent arbitration agreement in effect between Executive and the Company, except that the Company or Executive may pursue equitable relief in a court of law.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the Company and Executive have executed this Separation Agreement and General Release of All Claims as of July 14, 2020.
- I HEREBY ACCEPT AND AGREE TO ABIDE BY THIS AGREEMENT -

AutoNation, Inc.

/s/ Coleman Edmunds                    /s/ Cheryl Miller
Coleman Edmunds                    Cheryl Miller
Executive Vice President and
General Counsel

Date:    July 14, 2020                    Date:    July 14, 2020

Exhibit A

[Executive's address]